EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED OCTOBER 2, 2018

Paychex, Inc. Reports First Quarter Results

October 2, 2018

First Quarter Fiscal 2019 Highlights

•	Total revenue increased 9% to $862.8 million.
o	Total service revenue increased 9% to $845.7 million.
o	Interest on funds held for clients increased 25% to $17.1 million.
•	Operating income increased 1% to $320.3 million.
•	Net income increased 16% to $243.6 million and adjusted net income(1) increased 18% to $242.0 million.
•	Diluted earnings per share increased 16% to $0.67 per share and adjusted diluted earnings per share(1) increased 18% to $0.67 per share.
(1)

Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (October 2, 2018) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $862.8 million for the three months ended August 31, 2018 (the “first quarter”), an increase of 9% from $792.9  million for the same period last year.  Net income and diluted earnings per share each increased 16% to $243.6 million and $0.67 per share, respectively, for the  first quarter.    Adjusted net income and adjusted diluted earnings per share each increased 18% to $242.0 million and $0.67 per share, respectively, for the first quarter.

Martin Mucci, President and Chief Executive Officer, commented, “We had a strong start to the fiscal year, posting solid growth across our major human capital management (“HCM”) product lines for the first quarter. In particular, our administrative services organization (“ASO”),  retirement services, and time and attendance solutions performed well.  We also continue to experience strong demand for our professional employer organization (“PEO”) services, achieving double-digit growth in the number of client worksite employees served.”

Mucci added, “At the HR Technology Conference and Exposition in September, we premiered our Paychex brand refresh, which focuses on the power of simplicity. While we are offering more solutions than ever to clients of all sizes, we are still focused on making the complicated world of payroll, human resources (“HR”),  employee benefits, and insurance simple for our clients. We were excited to introduce Paychex Learning, a web-based learning management system that provides employers with a simple and affordable learning tool. In addition, we showcased several new products and features, including HR enhancements, tablet-enabled facial recognition for time and attendance, and the Paychex Flex Assistant, a chatbot programmed to answer commonly asked HR-related questions.”

In conjunction with the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”  (“ASC Topic 606”) effective June 1, 2018 and to better reflect our business, we have modified the way we disaggregate our service revenue. Previously, we classified revenue as  Payroll service revenue or Human Resource Services (“HRS”) revenue. Payroll service revenue, under our previous disaggregation methodology, was $438.5 million for the first quarter, a 1% increase compared to the same period last year.  The growth rate was tempered by the composition of processing days in the first quarter compared to the same period last year. HRS revenue was $407.2 million for the first quarter, an increase of 18% compared to the same period last year. HRS revenue growth was primarily driven by increases in our client bases across the following HCM  services: comprehensive HR outsourcing services (our combined ASO and PEO products, including HR Outsourcing Holdings, Inc. (“HROI”)); retirement services; time and attendance solutions; and insurance services.

Post-adoption of ASC Topic 606, we now classify our service revenue as Management Solutions revenue or PEO and insurance services revenue. Our Management Solutions revenue is primarily comprised of our payroll processing; payroll-related ancillary services, which includes retirement services and time and attendance solutions; and our ASO. Our PEO and insurance services revenue includes our PEO services offered through our registered and licensed subsidiaries, Paychex Business Solutions, LLC and HROI.  Additionally, it includes our insurance services sold through our licensed insurance agency, Paychex Insurance Agency, Inc. which includes property and casualty coverage and health and benefits coverage.

Management Solutions revenue was $687.7 million for the first quarter, a 3% increase compared to the same period last year. The increase was primarily driven by increases in our client bases across the following HCM services: payroll; ASO; retirement services; and time and attendance solutions. Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds. Our acquisition of Lessor Group, completed on February 28, 2018, contributed less than 1% to the growth in Management Solutions revenue for the first quarter. Management Solutions revenue was impacted by the composition of processing days in the first quarter compared to the same period last year.

PEO and  insurance  services revenue was $158.0 million for the first quarter, an increase of 39% compared to the same period last year.  PEO and insurance services revenue growth was primarily driven by increases in clients and client worksite employees across our PEO business.  Demand for these services, along with growth within our existing client base, resulted in double-digit growth in the number of client worksite employees served.  Our acquisition of HROI,  completed during August 2017, contributed approximately 20%  to the growth in total PEO and insurance services revenue for the first quarter. Insurance services revenue experienced solid growth benefiting from an increase in the number of health and benefit applicants.

Interest on funds held for clients increased 25% to $17.1 million for the first quarter, compared to the same period last year. The increase resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances decreased  2% for the first quarter compared to the same period last year, primarily due to the impact of the Tax Cuts and Jobs Act (the “Tax Act”) on client fund collections, partially offset by wage inflation.

Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2018	2017	Change
Average investment balances:
Funds held for clients	$3,694.7	$3,786.6	(2)%
Corporate investments	$884.3	$929.8	(5)%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.9%	1.4%
Corporate investments	1.4%	1.2%

Total net realized gains	$0.1	$—

Total expenses increased 14% to $542.5 million for the first quarter compared to the same period last year.  The acquisitions completed during our prior fiscal year contributed approximately 6%  to the growth in total expenses for the first quarter. Compensation-related costs, excluding acquisitions, contributed approximately 5%  to total expense growth for the first quarter.  Higher compensation-related costs were primarily driven by increased headcount due to investment in the sales force and technology resources, as well as increases in operations to support the growth in the business and certain service optimization initiatives.  The increase in total expenses was also driven by continued growth of our combined PEO business.

Operating income increased 1% to $320.3 million for the first quarter compared to the same period last year.  Operating income, as a percentage of total revenue, was 37.1% for the first quarter, compared with 40.0% for the same period last year. Operating income for the first quarter was impacted by the increased investments in technology and certain business initiatives,  our recent acquisitions, and the continued growth of our combined PEO business.

Our effective income tax rate was 24.5% for the first quarter compared to 34.1% for the same period last year.  The decrease in the effective income tax rate for the first quarter is primarily due to the enactment of the Tax Act in December 2017,  partially offset by certain discrete tax items related to the revaluation of deferred taxes.  The effective income tax rates in both periods were impacted by recognition of net discrete tax benefits related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position as of August 31, 2018 remained strong with cash and total corporate investments of $787.6 million.  Our primary source of cash is generated from ongoing operations.  Short-term borrowings totaled $56.7 million as of August 31, 2018.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends (targeting approximately 80% of net income) to our stockholders.  It is anticipated that cash and total corporate investments as of August 31, 2018, along with projected operating cash flows and available short-term financing, will support normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $273.7 million for the first quarter, a decrease of 20% from the same period last year.  Operating cash flows were lower due to the timing related to income taxes and PEO payroll accruals and unbilled receivables, which can fluctuate based on the timing of period end compared to payroll check dates.

During the first quarter, we repurchased 0.5 million shares of our common stock for a total of $32.8 million.  In the respective prior year period, we repurchased 1.6 million shares for a total of $94.1 million.

Non-GAAP Financial Measures

	For the three months ended
	August 31,

		2017
$ in millions	2018(1)	As adjusted(2)	Change
Net income	$243.6	$210.4	16%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (3)	(3.3)	(5.0)
Revaluation of net deferred tax liabilities (4)	1.7	—
Total non-GAAP adjustments	(1.6)	(5.0)
Adjusted net income	$242.0	$205.4	18%

Diluted earnings per share	$0.67	$0.58	16%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (3)	(0.01)	(0.01)
Revaluation of net deferred tax liabilities (4)	—	—
Total non-GAAP adjustments	—	(0.01)
Adjusted diluted earnings per share	$0.67	$0.57	18%

(1)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.
(2)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.
(3)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(4)	One-time tax charge recognized in the first quarter as a result of updated guidance on Internal Revenue Code Section 162(m). This event is not expected to recur.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2019 (“fiscal 2019”) is based upon current market expectations and economic conditions continuing with no significant changes.  Our guidance for fiscal 2019 remains unchanged from what we provided previously.  As a result of the adoption of ASC Topic 606, we are providing the following additional fiscal 2019 guidance:

•	Management solutions revenue is anticipated to increase approximately 4%; and
•	PEO and insurance services revenue is anticipated to increase in the range of 18% to 20%.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the first quarter within the next few days, and it will be available at http://www.paychex.com/investors.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for October 2, 2018 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyberattacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of the failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business process improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future litigation and legislative matters;
•	the expected impacts of the Tax Act; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended
	August 31,
		2017
	2018	As Adjusted(1)	Change
Revenue:
Management solutions	$687.7	$665.9	3%
PEO and insurance services	158.0	113.3	39%
Total service revenue	845.7	779.2	9%
Interest on funds held for clients (2)	17.1	13.7	25%
Total revenue	862.8	792.9	9%
Expenses:
Operating expenses	265.5	232.0	14%
Selling, general and administrative expenses	277.0	243.6	14%
Total expenses	542.5	475.6	14%
Operating income	320.3	317.3	1%
Investment income, net (2)	2.3	2.1	10%
Income before income taxes	322.6	319.4	1%
Income taxes	79.0	109.0	(28)%
Net income	$243.6	$210.4	16%

Basic earnings per share	$0.68	$0.59	15%
Diluted earnings per share	$0.67	$0.58	16%
Weighted-average common shares outstanding	359.1	358.9
Weighted-average common shares outstanding, assuming dilution	361.5	361.3
Cash dividends per common share	$0.56	$0.50

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606 and conform with current year presentation of revenues.
(2)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

		May 31,
	August 31,	2018
	2018	As Adjusted(1)
ASSETS
Cash and cash equivalents	$440.1	$358.2
Corporate investments	82.9	66.0
Interest receivable	29.1	32.2
Accounts receivable, net of allowance for doubtful accounts	535.2	492.4
Prepaid income taxes	—	17.0
Prepaid expenses and other current assets	225.1	224.0
Current assets before funds held for clients	1,312.4	1,189.8
Funds held for clients	3,763.8	4,703.8
Total current assets	5,076.2	5,893.6
Long-term corporate investments	264.6	295.5
Property and equipment, net of accumulated depreciation	389.1	393.5
Intangible assets, net of accumulated amortization	135.5	141.4
Goodwill	813.3	814.0
Long-term deferred costs	355.6	361.0
Other long-term assets	15.7	16.4
Total assets	$7,050.0	$7,915.4

LIABILITIES
Accounts payable	$62.6	$73.7
Accrued compensation and related items	283.2	320.6
Accrued income taxes	51.6	—
Short-term borrowings	56.7	—
Deferred revenue	36.6	34.6
Other current liabilities	114.2	132.9
Current liabilities before client fund obligations	604.9	561.8
Client fund obligations	3,792.5	4,734.9
Total current liabilities	4,397.4	5,296.7
Accrued income taxes	19.1	18.4
Deferred income taxes	155.5	154.4
Other long-term liabilities	91.0	89.1
Total liabilities	4,663.0	5,558.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.0 shares as of August 31, 2018 and May 31, 2018	3.6	3.6
Additional paid-in capital	1,151.1	1,126.8
Retained earnings	1,268.1	1,262.6
Accumulated other comprehensive loss	(35.8)	(36.2)
Total stockholders’ equity	2,387.0	2,356.8
Total liabilities and stockholders’ equity	$7,050.0	$7,915.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the three months ended
	August 31,
		2017
	2018	As Adjusted(1)
OPERATING ACTIVITIES
Net income	$243.6	$210.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	35.9	32.0
Amortization of premiums and discounts on available-for-sale securities, net	14.4	17.1
Stock-based compensation costs	10.9	8.7
Provision for deferred income taxes	2.6	48.9
Provision for allowance for doubtful accounts	0.3	0.7
Net realized gains on sales of available-for-sale securities	0.1	—
Changes in operating assets and liabilities:
Interest receivable	3.1	3.9
Accounts receivable	(43.0)	8.8
Prepaid expenses and other current assets	16.0	28.5
Accounts payable and other current liabilities	(15.2)	(19.8)
Net change in other long-term assets and liabilities	5.0	4.4
Net cash provided by operating activities	273.7	343.6
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(11,115.8)	(8,646.7)
Proceeds from sales and maturities of available-for-sale securities	11,297.0	8,892.0
Net change in funds held for clients’ money market securities and other cash equivalents	762.5	(929.7)
Purchases of property and equipment	(24.4)	(18.0)
Acquisition of businesses, net of cash acquired	—	(8.2)
Purchases of other assets	(0.8)	(0.4)
Net cash provided by/(used in) investing activities	918.5	(711.0)
FINANCING ACTIVITIES
Net change in client fund obligations	(942.5)	645.5
Net proceeds from short-term borrowings	56.7	57.2
Dividends paid	(201.4)	(179.1)
Repurchases of common shares	(32.8)	(94.1)
Activity related to equity-based plans	9.7	(12.3)
Net cash (used in)/provided by financing activities	(1,110.3)	417.2
Increase in cash and cash equivalents	81.9	49.8
Cash and cash equivalents, beginning of period	358.2	184.6
Cash and cash equivalents, end of period	$440.1	$234.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.

© 2018 Paychex, Inc.